SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 15, 2002

SYNAPTICS INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-49602	77-0118518

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2381 BERING DRIVE SAN JOSE, CALIFORNIA	95131

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 434-0110

Item 5. Other Events.

On August 15, 2002, Synaptics Incorporated issued the following press release:

Synaptics Incorporated Adopts Stockholders’ Rights Plan

San Jose, CA – August 15, 2002 – Synaptics Incorporated (Nasdaq: SYNA) today announced that its Board of Directors has adopted a Stockholders’ Rights Plan (the “Rights Plan”). Under the Rights Plan, Synaptics will issue a dividend of one Preferred Share Purchase Right for each share of common stock of the company held by stockholders of record as of the close of business on August 19, 2002. Each right will entitle stockholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the company at an exercise price of $60.00 (subject to adjustment).

Francis Lee, President and Chief Executive Officer of Synaptics, commented, “The Rights Plan is designed to assure that all of the company’s stockholders receive fair and equal treatment in the event of any proposed takeover of the company, and to guard against coercive or unfair tactics to gain control of the company without paying all stockholders a premium for that control. The Rights Plan is not being adopted in response to any specific takeover threat, but is a response to the general takeover environment and volatility in the stock markets.”

The company stated that the Rights Plan is similar to those adopted by many other public companies. The rights are intended to enable the company’s stockholders to realize the long-term value of their investment in the company. They will not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the Board of Directors prior to attempting a takeover.

In general, the stock purchase rights become exercisable when a person or group acquires 15% or more of the company’s common stock or a tender offer or exchange offer for 15% or more of the company’s common stock is announced or commenced. The company’s Board of Directors may redeem the stock purchase rights at $0.01 per stock purchase right at any time before any person or group acquired 15% or more of the outstanding common stock of the company. Until the stock purchase rights become exercisable, outstanding common stock certificates, together with a summary of the stock purchase rights, will evidence the stock purchase rights.

The dividend distribution will be made on August 19, 2002, payable to stockholders of record as of that date. The rights will expire in ten years. The adoption of the Rights Plan and the distribution of the rights are not dilutive, do not affect reported earnings per share, and are not taxable to stockholders. A copy of the complete Rights Plan will be included with the appropriate filings with the Securities and Exchange Commission.

About Synaptics Incorporated

Synaptics develops advanced interface solutions for products as diverse as notebook and desktop computers, mobile computing and communications devices, automotive applications and security solutions. Synaptics products include: TouchPad™, the industry standard notebook pointing device; ClearPad™, a capacitive touch screen solution; TouchStyk™, a modular capacitive pointing stick solution; Spiral®, an inductive, proximity sensing pen input system; cPad™, an LCD TouchPad; TouchScreen, a capacitive touch solution for large displays; and QuickStroke®, a proprietary Chinese handwriting recognition software. More information about Synaptics can be found on the World Wide Web at www.synaptics.com.

SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTICS INCORPORATED

Date: August 15, 2002	By:	/s/ Francis F. Lee

	Name:	Francis F. Lee

	Title:	President and Chief Executive Officer